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                                                                    EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT



BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., and its subsidiaries, HELL FIGHTERS, INC., IWC SERVICES de VENZUELA, C.A., BOOTS & COOTS de VENEZUELA, S.A., BOOTS & COOTS OVERSEAS, LTD. and INTERNATIONAL WELL CONTROL, LTD. ("Boots & Coots") hereby employs L. H. RAMMING (hereinafter referred to as "Employee") to continue to be employed and serve as Chairman of the Board and Chief Executive Officer of Boots & Coots, effective August 1, 1997, on the following terms and conditions:


                                  WITNESSETH


1. Duties. Employee shall perform such services regarding the operations of Boots & Coots as the Board of Directors may from time to time request. Employee shall at all times faithfully, with diligence, and to the best of his ability, experience and talents, perform all the duties that may be required of and from him pursuant to the terms of this letter agreement. It is expressly understood and agreed that in the performance of his duties and obligations hereunder, Employee shall at all times, be subject to the direction and control of the Board of Directors of Boots & Coots. It is understood and agreed between the parties that Employee is actively involved in a number of independent business activities and will not devote his full time to the affairs of Boots & Coots. Employee agrees to devotes such of his time to the affairs of Boots & Coots as is reasonably necessary for the performance of his duties as established by the Board of Directors and further agrees to limit his independent business activities to those that do not materially adversely affedt his performance of his duties as an officer and director of Boots & Coots.

2. Term. The employement contemplated by this letter agreement shall commence on August 1, 1997 and continue for a term of one (1) year.

3. Compensation. In consideration of the work and other services that Employee performs for Boots & Coots hereunder, Boots & Coots shall pay Employee the following:

          a) Base Salary. During the term hereof, Boots & Coots shall pay Employee a gross annual salary of $125,000, payable semi-monthly in accordance with the company's normal payroll policies, subject to withholding for federal income tax, social security, state and local taxes, if any, and any other sums that Boots & Coots may be legally required to withhold.

          b) Automobile Allowance. Boots & Coots shall pay Employee the sum of $1,000 per month, in accordance with its normal payroll policies, as reimbursement for use by Employee of his automobile in connection with the performance of
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          Employee's duties hereunder.

          c) Incentive Stock Plan. Boots & Coots has proposed to adopt an Employee Incentive Stock Plan that will provide for the award of stock and stock options to employees of the company on the basis of merit in connection with the performance of an employee's duties with the company. Employee shall participate in any incentive awards made by the Board of Directors pursuant to such plan.

          d) Retirement Plan. Boots & Coots has proposed to adopt a defined contribution retirement plan permitting employees to contribute a percentage of their annual salary to a managed retirement plan. The amount of such contribution shall be the lesser of 10% of an employee's annual salary, or the maximum permitted by law. Boots & Coots will match employee's annual contribution to such a retirement plan by an equal contribution denominated in common stock of Boots & Coots.

          e) Insurance. Boots & Coots will provide Employee with coverage under a policy of hospitalization and major medical insurance at no cost to the Employee. Such of Employee's dependants may be covered under such insurance policy, subject to the terms of such policy, at the expense of Employee. Boots and Coots will provide life insurance coverage in amount of $50,000 and short term disability insurance coverage in an amount to be determined by the company. Employee acknowledges that Boots & Coots may seek to secure a policy of Key Man life insurance on the life of Employee, with death benefits payable to the company. Employee agrees to cooperate with the company in securing the same.

4. Expenses. Boots & Coots shall reimburse Employee for all reasonable expenses and disbursements incurred by Employee, and approved by appropriate designees of the Executive Committee, in the performance of his duties hereunder, including expenses for entertainment and travel, as are consistent with the policies and procedures of Boots & Coots. Travel and other expenses from Employee's home to company's office are not included.

5. Confidential Information. Employee acknowledges that in the course of employment by Boots & Coots, Employee will receive certain trade secrets and confidential information belonging to the company which Boots & Coots desires to protect as confidential. For the purposes of this letter agreement, the term "confidential information" shall mean information of any nature and in any form which at the time is not generally known to those persons engaged in business similar to that conducted by Boots & Coots. Employee agrees that such information is confidential and that the will not reveal such information to anyone othe than officers, directors and employees of Boots & Coots. Upon termination of employment, for any reason, Employee shall surrender to Boots & Coots all papers, documents and other property of Boots & Coots.

6. Agreement Not To Solicit. During the term hereof and for a period of two years after the termination of employment hereunder (the "Termination Date"), regardless of how terminated,
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Employee will not, singly, jointly, or as a partner, member, contractor, employee or agent of any partnership or as an officer, director, employee, agent, contractor, stockholder or investor in any other entity or in any other capacity, directly or indirectly:

          a) induce, or attempt to induce, any person or party who, on the Termination Date is employed by or affiliated with Boots & Coots or at any dime during the term of this covenant is, or may be, or becomes an employee of or affiliated with Boots & Coots, to terminate his, her or its employment or affiliation with Boots & Coots;

          b) induce, or attempt to induce, any person, business or entity which is or becomes a customer or supplier of Boots & Coots, or which otherwise is a contracting party with Boots & Coots, as of the Termination Date, or at any time during the term hereof, to terminate any written or oral agreement or understanding with Boots & Coots, or to interfere in any manner with any relationship between Boots & Coots and such customer or supplier;

          c) employ or otherwise engage in any capacity any person who at the Termination Date or at any time during the period two years prior thereto was employed, or otherwise engaged, in any capacity by Boots & Coots and who, by reason thereof is or is reasonable likely to be in possission of any confidential information.

Employee acknowledges and agrees that the provisions of this paragraph constitute a material, mutually bargained for portion of this consideration to be delivered under this letter agreement and that it is a condition precedent to the creation and existence of Boots & Coots obligations hereunder.

7. Termination for Cause. Boots & Coots may terminate employment of Employee under this letter agreement if any of the following occur:

          a)  the death of Employee;

          b) the Employee becomes, in the good faith opinion of Boots & Coots, physically or mentally disabled, for a period of more than thirty (30) consecutive days, or for a period of more than sixty (60) days in the aggregate during a twelve (12) month period, to extent he is unable to perform his duties hereunder;

          c) the Employee breaches any material provision of this letter agreement;

          d) the Employee fails, or refuses to comply with the policies, standards or regulations of Boots & Coots; or

          e) the Employee engages in conduct, if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of Boots & Coots if he were retained as an employee.
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In the event of a termination for cause pursuant to the provisions of this letter agreement, Boots & Coots shall give a written statement to Employee specifying the event causing such termination, and the termination will be immediately effective. In the event of a termination for cause pursuant to the provision above, this letter agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to serverance pay. However, any of the provisions of this letter agreement relating to activities and conduct after the termination of the employment relationship between Boots & Coots and Employee shall remain in full force and effect, and be enforceable as provided for herein.

8. Notices. All notices or other communications pursuant to this contract may be given by personal delivery, or by certified mail, addressed to the home office of Boots & Coots or to the last known address of Employee. Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U. S. Post Office.

9. Entirety of Agreement. This letter agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the employment.

10. Governing Law. This letter agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Texas.

11. Waiver. The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision hereof.

12. Assignment. This letter agreement shall not be assignable by Employee. In the event of a future disposition of the properties and business of Boots & Coots by merger, consolidation, sale of assets, or otherwise, then Boots & Coots may assign this letter agreement and all of its rights and obligations to the acquiring or surviving entity; provided that any such entity shall assume all of the obligations of Boots & Coots hereunder.

13. Arbitration. Any dispute, controversy or claim arising out of or relating to this letter agreement shall be submitted to and finally settled by binding arbitration to be held in Houston, Texas, in accordance with the rules of the American Arbitration Association in effect on the date of this letter agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All agreements contemplated herein to be
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entered into to which the parties hereto are parties shall contain provisions which provide that all claims, actions or disputes pursuant to, or related to, such agreements shall be submitted to binding arbitration.

DATED, this ____ day of _____________, 1997.

BOOTS & COOTS INTERNATIONAL                  EMPLOYEE
WELL CONTROL, INC.



By:__________________________________        ___________________________________